Exhibit 99.1

EPR Properties and CNL Lifestyle Properties Announce Closing of Transaction
Transaction Adds over $700 Million to EPR’s Recreation Segment

KANSAS CITY, MO - (BUSINESS WIRE) - April, 6 2017 - EPR Properties (the “Company”) and CNL Lifestyle Properties, Inc. (“CNL Lifestyle”) today announced the completion of the previously announced acquisition by the Company of the Northstar California Ski Resort, 15 attraction properties (waterparks and amusement parks) and five small family entertainment centers for aggregate consideration valued at $455.5 million. Additionally, the Company provided $251.0 million of five-year secured debt financing to funds affiliated with Och-Ziff Real Estate (“OZRE”) for its purchase of 14 CNL Lifestyle ski properties valued at $374.5 million.
The Company’s aggregate initial investment in this transaction at closing, excluding capitalized transaction costs, was $706.5 million and was funded with $647.4 million of the Company’s common shares, consisting of 8,851,264 newly issued, registered common shares, and $59.1 million of cash, before purchase price adjustments.
The number of common shares issued was determined based on a price of $73.1421 per share, which was the volume weighted average price per common share on the New York Stock Exchange for the ten business days ending on April 4, 2017. The Company will record the investment based on the April 6, 2017 closing price of $74.28.
“We are delighted to announce the acquisition of this portfolio of high quality ski and attractions assets that builds on our expertise in the Recreation segment,” commented Gregory Silvers, President and CEO of EPR Properties. “Further, the transaction is not only expected to be immediately accretive, but it will also diversify our portfolio with proven, durable assets that are aligned with the positive trends we are seeing in the experience economy.”
Stephen H. Mauldin, CEO of CNL Lifestyle stated, “Throughout its lifecycle, CNL Lifestyle Properties acquired a portfolio of unique assets, including some of the nation’s most iconic ski and attractions properties. The completion of the sale to EPR and Och-Ziff represents the 14th and final transaction since we formally launched our strategic liquidity process in early 2014 and marks a pivotal moment for the company and our shareholders. This transaction not only provides final liquidity for our investors, but also provides a strong future for these properties. “
Steven Orbuch, President of Och-Ziff Real Estate noted, “We are very excited to be adding such a high quality, geographically diverse group of ski resorts to our existing portfolio.  This transaction further advances our continued global focus on situational investing across multiple asset classes, both traditional and niche in nature.”
The completion of the transaction follows the satisfaction of all conditions to the closing of the acquisition, including receipt of approval by the shareholders of CNL Lifestyle which was obtained on March 24, 2017.
CNL Lifestyle expects to distribute the Company’s common shares to its shareholders within two weeks after the closing. CNL Lifestyle shareholders are expected to receive approximately 2.7219 of newly issued EPR common shares for each 100 shares of CNL Lifestyle they owned on March 31, 2017, the record date of such distribution. Shareholders entitled to fractional shares of EPR Properties common stock will receive a separate payment for cash in lieu of shares.
Barclays and Kimberlite Advisors, LLC served as financial advisors to the Company and Goodwin Procter LLP served as legal advisor to the Company. Jefferies LLC served as financial advisor and Arnold & Porter Kaye Scholer LLP and Lowndes, Drosdick, Kantor & Reed, P.A. served as legal advisor to CNL Lifestyle. Robert A. Stanger & Co., Inc. and Latham & Watkins LLP served as advisors to the Special Committee for the Board of Directors for CNL Lifestyle. Bryan Cave LLP served as legal advisor to OZRE.
About EPR Properties
EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $5.3 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields. Further information is available at www.eprkc.com.
About CNL Lifestyle Properties
CNL Lifestyle Properties, Inc. is a real estate investment trust that was created to own a portfolio of properties in various lifestyle sectors. Headquartered in Orlando, Florida, CNL Lifestyle Properties specialized in ski and mountain lifestyle, gated attractions, marinas, golf and additional lifestyle properties. For more information, visit CNLLifestyleREIT.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to the distribution of EPR common shares to CNL Lifestyle shareholders, and our results of operations and financial condition, including the expected accretion of the CNL Lifestyle transaction and performance of the assets acquired in the transaction. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Reports on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.
For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 816-472-1700
Vice President - Corporate Communications
brianm@eprkc.com
www.eprkc.com